Exhibit 11

                                  ANICOM, INC.
                        Computation of Earnings per Share
                    (In thousands, except per share amounts)



                                             For the Three      For the Six
                                              Months Ended       Months Ended
                                                June 30,           June 30,
                                              (unaudited)        (unaudited)

                                            ---------------    ---------------
Earnings per common share
===========================================
Net income                                  $1,081   $  611    $1,969   $1,025
Less:  dividend on preferred stock            (124)     ---      (124)     ---
                                            =======  ========  =======  =======
Net income available to common stockholders $  957   $  611    $1,845   $1,025
                                            =======  ========  =======  =======

Weighted average common shares outstanding  15,918   12,535    15,792   12,408
                                            =======  ========  =======  =======
Earnings per common share                   $  .06   $  .05    $  .13   $  .08
                                            =======  ========  =======  =======

Earnings per common share and share
     equivalent - Primary
==========================================
Weighted average common shares outstanding  15,918   12,535   15,791    12,408

Add:  common share equivalents (options
  and warrants)  (1)                           487      381      464       185
                                            -------  ------- --------  --------
Weighted average common share and share
  equivalents outstanding                   16,405   12,916   16,255    12,593
                                            =======  ======= ========  ========
Earnings per common share and share
     equivalent - Primary                   $  .06   $  .05  $   .12   $   .08
                                            =======  ======= ========  ========

Earnings per common share and share
     equivalent - Fully diluted
==========================================
Net income                                  $1,081   $  611  $1,969    $ 1,025
                                            =======  ======= =======   ========

Weighted average common share and share
  equivalents outstanding                   16,405   12,916   16,255    12,593
Add:  convertible preferred stock (2)        1,424      ---      876       ---
                                            -------  ------- --------  --------
                                            17,829   12,916   17,131    12,593
                                            =======  ======= ========  ========
Earnings per common share and share
     equivalent - Fully diluted             $  .06   $  .05  $   .12   $   .08
                                            =======  ======= ========  ========


(1)   - Calculated using the treasury stock method.
(2)  -  Calculated using the if-converted method.